As filed with the Securities and Exchange Commission on September 25, 2019

Registration No. 333-225938

333-192508

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEL FRISCO’S RESTAURANT GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-8453116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2900 Ranch Trail

Irvine, TX 75063

(Address of principal executive offices, including zip code)

Norman J. Abdallah

President and Chief Executive Officer

Del Frisco’s Restaurant Group, Inc.

2900 Ranch Trail

Irving, TX 75063

(469) 913-1845

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff

Michael Kim

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 7(a)(2)(B) of The Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Del Frisco’s Restaurant Group, Inc. (the “Company”), filed on Form S-3 (collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-225938, filed with the SEC on June 28, 2018, pertaining to the registration of an unspecified amount of common stock, par value $0.001 per share, preferred stock, par value $0.001 per share, debt securities, warrants, subscription rights, purchase contracts, purchase units and units.

•	Registration Statement No. 333-192508, filed with the SEC on November 22, 2013, pertaining to the registration of 6,194,667 shares of common stock, par value $0.001 per share.

On September 25, 2019, pursuant to an Agreement and Plan of Merger, dated June 23, 2019, by and among the Company, Harlan Parent, Inc., a Delaware corporation (now known as Harlan Parent, LLC, “Parent”), and Harlan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, the Company is filing this post-effective amendment to the Registration Statements to deregister, and does hereby remove from registration, all the securities of the Company registered under such Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on September 25, 2019.

DEL FRISCO’S RESTAURANT GROUP, INC.

By:	/s/ Neil Thomson
Neil Thomson
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.